Exhibit 99.1

PennyMac Mortgage Investment Trust Reports Third Quarter 2026 Results and

Announces Changes to its Leadership Team

WESTLAKE VILLAGE, Calif. – October 29, 2026 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net loss attributable to common shareholders of $36 million, or $(0.41) per common share on net investment income of $36 million for the third quarter of 2026. Adjusted net income attributable to common shareholders was $30 million, or $0.35 in adjusted earnings per share (EPS)1.

PMT’s Board of Trustees also approved a $130 million increase to its share repurchase authorization, bringing total available repurchase capacity to over $200 million.

Additionally, PMT today announced that Doug Jones, President and Chief Mortgage Banking Officer, will be retiring on June 30, 2027 after a storied career in the mortgage banking industry including more than 15 years of leadership at Pennymac. His roles and responsibilities will transition to other senior leaders within the company over the next several months.

Also, effective January 1, 2027, Kevin Ryan, currently Chief Strategy Officer, will assume the role of Chief Financial Officer (CFO). Current CFO, Daniel Perotti, will remain in his current role through the remainder of this year and will continue to support the company in an advisory role through the first quarter of 2027. Mr. Ryan will continue to lead the strategy and business development teams while in his new role.

“I am extraordinarily grateful to both Doug and Dan for their long service at Pennymac and their ongoing commitment to and passion for our business,” said Chairman and Chief Executive Officer David Spector. “Both served in various roles and helped to shape Pennymac’s significant growth and transformation into a leading mortgage company. They have made invaluable contributions to the company, and will be greatly missed.”

Mr. Spector continued, “We are very fortunate to have an exceptional leadership team and a deep bench of talent to lead Pennymac into the next chapter, and drive long-term value for our shareholders.”

CEO Commentary

“PMT navigated a challenging third-quarter market backdrop characterized by widening mortgage spreads and sharply rising benchmark interest rates,” said Chairman and CEO David Spector. “While these dynamics pressured the net fair value of our portfolio assets and reduced book value by approximately 5%, our underlying portfolio performed well, generating adjusted EPS of $0.35 per common share, or an annualized adjusted ROE of 9%.1”

Mr. Spector continued, “We have continued to adjust our investment portfolio by rotating capital into organically created, higher-returning credit investments. In recent periods, we have sold or contracted to sell $35 billion in UPB of MSRs, releasing capital from lower-yielding assets and redeploying the proceeds into investments from private-label securitizations which we expect will deliver low-to-mid-teens ROEs. During the third quarter, we completed eight securitizations and retained $167 million in senior and subordinate investments. Additionally, our projected run-rate return potential increased to $0.38 per share. Given these dynamics and considering PMT currently trades at a steep discount to book value, we expect to decrease our current dividend in favor of share repurchases.”

[1]	Items labeled as “adjusted” are non-GAAP financial measures. See page 9 for a reconciliation of GAAP net income to adjusted net income attributable to common shareholders and adjusted EPS.

The table below highlights key financial performance metrics2:

($ in millions except for per share metrics)	3Q26	2Q26	3Q25	Q/Q	Y/Y
Net investment income	36	73	99	(50)%	(63)%
Net (loss) income attributable to common shareholders	(36)	20	48	N/M	N/M
Diluted earnings (loss) per common share	$(0.41)	$0.23	$0.55	N/M	N/M
Annualized return on common equity (ROE)(1)	(11)%	6%	14%	N/M	N/M
Adjusted net income to common shareholders	30	21	32	42%	(5)%
Adjusted EPS	$0.35	$0.25	$0.37	42%	(5)%
Annualized adjusted ROE	9%	6%	10%	3%	0%
Book value per share (at period end)	$14.03	$14.83	$15.16	(5)%	(7)%
Dividends declared per common share	$0.40	$0.40	$0.40	—	—

(1)	Return on average common equity is calculated based on net income attributable to common shareholders as a percentage of monthly average common equity during the quarter

Business Highlights

•	Acquired $1.2 billion in unpaid principal balance (UPB) of loans through correspondent production activities, down 53% from the prior quarter and 64% from the third quarter of 2025

•	Acquired $2.1 billion in UPB of loans from PFSI production for inclusion in private label securitizations, down 7% from the prior quarter and up 60% from the third quarter of 2025

•	Closed two investor loan securitizations, three jumbo loan securitizations, and three owner occupied loan securitizations with a combined UPB of $2.9 billion

•	Generated $167 million of net new investments from private label securitizations[3]

•	Sold $13 billion in UPB of Agency mortgage servicing rights (MSRs)

•	Entered into an agreement to sell an additional $10 billion in UPB of Agency MSRs with an expected close in the fourth quarter

•	Purchased $548 million of Agency floating-rate mortgage-backed securities (MBS)

Notable Activity After Quarter End

•	Completed one investor loan securitization and one owner-occupied loan securitization with a combined UPB of $756 million, generating $93 million of net new investments[3]

•	Priced our inaugural non-QM debt service coverage ratio securitization with a UPB of $298 million and expected retained investments of $26 million with an expected close in early November

•	Entered into an agreement to sell $12 billion in UPB Agency MSRs with an expected close in the fourth quarter

[2]	Items labeled as “adjusted” are non-GAAP financial measures. See page 9 for a reconciliation of GAAP net income (loss) to adjusted EPS and annualized adjusted ROE
[3]

We consolidate the assets and liabilities of the trust that issued the subordinate and senior bonds; accordingly, these investments are shown as Loans held for investment at fair value and Asset-backed financing of variable interest entities at fair value on our consolidated balance sheets

Credit Sensitive Strategies Segment

The table below highlights key operating metrics and financial performance in the credit sensitive strategies segment:

($ in millions)	3Q26	2Q26	3Q25	Q/Q	Y/Y
Organically-created CRT investments (at period end)
Fair value	878	938	1,019	(6)%	(14)%
Underlying UPB	16,878	18,090	19,937	(7)%	(15)%
Fair value of subordinate MBS held in VIE from PMT private label securitizations (at period end)	930	853	361	9%	158%
Profitability
Income excluding market-driven value changes	12	12	14	(2)%	(13)%
Market-driven value changes(1)	(54)	(1)	5	N/M	N/M

Total income contribution	(42)	11	19	N/M	N/M
Weighted average equity allocated	409	411	430	(1)%	(5)%
Annualized ROE	(41)%	11%	17%	(52)%	(58)%

May not sum due to rounding

(1)

Categorization of market-driven value changes or non-recurring impacts is based on management assessment; income excluding market-driven value changes does not represent REIT taxable income and is a non-GAAP figure.

PMT’s organically created credit risk transfer (CRT) investments totaled $878 million in fair value at September 30, 2026 with an underlying UPB of $16.9 billion, both down from prior periods due to runoff. The fair value of subordinate bond investments from private label securitizations totaled $930 million at quarter end, up 9% from the end of the prior quarter and 158% from September 30, 2025 as we continue to deploy capital towards these investments.

Pretax loss for the segment was $42 million, or a (41)% annualized return on equity. Income excluding market-driven value changes was $12 million, essentially unchanged from the prior quarter.

Organically-created CRT investments generated pretax income of $6 million, essentially unchanged from the prior quarter. Subordinate bonds from PMT’s private label securitizations generated a pretax loss of $48 million, compared to pretax income of $5 million in the prior quarter. Third quarter losses on these investments were driven by wider credit spreads and increasing interest rates.

Interest Rate Sensitive Strategies Segment

The table below highlights key operating metrics and financial performance in the interest rate sensitive strategies segment:

($ in millions)	3Q26	2Q26	3Q25	Q/Q	Y/Y
MSR portfolio (at period end)
Fair value	3,514	3,576	3,669	(2)%	(4)%
Unpaid principal balance (UPB)	192,136	208,427	218,799	(8)%	(12)%
Fair value of MBS portfolio (at period end)	4,306	4,076	4,609	6%	(7)%
Fair value of senior MBS held in VIE from PMT private label securitizations (at period end)	108	84	103	29%	5%
Profitability
Income excluding market-driven value changes	37	20	36	85%	1%
Market-driven value changes(1)	(1)	(11)	(4)	N/M	N/M

Total income contribution	36	9	32	300%	11%
Weighted average equity allocated	1,197	1,187	1,154	1%	4%
Annualized ROE	12%	3%	11%	9%	1%

May not sum due to rounding

(1)

Categorization of market-driven value changes or non-recurring impacts is based on management assessment; income excluding market-driven value changes does not represent REIT taxable income and is a non-GAAP figure.

The fair value of PMT’s MSR asset was $3.5 billion at quarter end with $192 billion in UPB of underlying loans, both down slightly from the end of the prior quarter due to previously-announced sales and runoff. The fair value of the MBS portfolio was $4.3 billion, up from $4.1 billion at the end of the prior quarter primarily due to the purchase of $548 million ofAgency floating-rate MBS purchases.

Pretax income for the segment was $36 million, compared to $9 million in the prior quarter and $32 million in the third quarter of 2025. Pretax income in the quarter was driven by $37 million of income excluding market-driven value changes, which was up from $20 million in the prior quarter as a result of lower realization of MSR cash flows due to lower prepayments.

Net loan servicing fees were $242 million, compared to $40 million in the prior quarter. Net loan servicing fees included contractually specified servicing fees and other fees of $144 million, down slightly from the prior quarter, reduced by $85 million in realization of MSR cash flows, which was down from $100 million in the prior quarter due to prepayments. Net loan servicing fees also included $210 million in fair value gains on MSRs, $31 million in hedging losses, and $3 million of MSR recapture income.

Net losses on investments for the segment were $118 million, primarily due to losses on MBS as a result of higher interest rates.

Net interest expense for the segment was $63 million versus $20 million in the prior quarter. Interest income totaled $242 million, up from $237 million in the prior quarter primarily due to increased income from a higher amount of retained investments from private label securitizations. Interest expense was $305 million, up from $257 million in the prior quarter due to higher interest rates and higher financing balances, which includes additional non-recourse asset-backed financing resulting from securitization activity. Both interest income and interest expense were also impacted by market driven value changes in discount accretion due to the significant shift in interest rates during the quarter.

Segment expenses, primarily subservicing fees paid to PFSI, were $25 million, up slightly from the prior quarter.

Aggregation and Securitization Segment

The table below highlights the financial performance in the aggregation and securitization segment:

($ in millions)	3Q26	2Q26	3Q25	Q/Q	Y/Y
Correspondent production volume (UPB)
Conventional conforming	52	1,371	2,786	(96)%	(98)%
Jumbo	747	918	557	(19)%	34%
Non-QM	400	276	0	45%	N/M

Total	1,199	2,565	3,343	(53)%	(64)%
UPB of loans acquired from PFSI production	2,078	2,224	1,296	(7)%	60%
Total UPB of loans acquired	3,276	4,789	4,639	(32)%	(29)%
Profitability
Total income contribution	2	11	9	(81)%	(77)%
Weighted average equity allocated	178	215	176	(17)%	2%
Annualized ROE	5%	21%	21%	(16)%	(16)%

May not sum due to rounding

PMT purchased a total of $1.2 billion in UPB of conventional conforming and nonconforming loans through its purchase agreement that PFSI acquired from correspondent sellers, down 53% from the prior quarter. PMT also acquired $2.1 billion in UPB of loans from PFSI’s production for inclusion in private label securitizations, down slightly from $2.2 billion in the prior quarter.

Pretax income for the segment was $2 million in the third quarter, down from $11 million in the prior quarter.

Segment revenues were $16 million and included net gains on loans acquired for sale of $5 million, net interest income of $10 million, and other income of $1 million. Net gains on loans acquired for sale declined from the prior quarter primarily due to the impact of spread widening on jumbo and non-QM loans during aggregation for securitization and lower volumes. Interest income was $47 million, up from $43 million in the prior quarter, and interest expense was $37 million, also up from the prior quarter.

Segment expenses were $14 million, down from $17 million in the prior quarter.

Corporate and Other

Pretax loss for the quarter was $13 million, down slightly from the prior quarter.

Corporate revenues were $1 million, compared to zero in the prior quarter.

Corporate expenses were $13 million, down slightly from the prior quarter.

Taxes

PMT recorded a provision for tax expense of $9 million in the third quarter, driven primarily by gains on MSR held in its taxable REIT subsidiary.

***

Management’s slide presentation and accompanying materials will be available in the Investor Relations section of the Company’s website at pmt.pennymac.com after the market closes on Thursday, October 29, 2026. Management will also host a conference call and live audio webcast at 6:30 p.m. Eastern Time to review the Company’s financial results. The webcast can be accessed at pmt.pennymac.com and a replay will be available shortly after its conclusion. Individuals who are unable to access the website but would like to receive a copy of the materials should contact the Company’s Investor Relations department at 818.224.7028.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors

Kristyn Clark	Isaac Garden
mediarelations@pennymac.com	investorrelations@pennymac.com
805.395.9943	818.224.7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. These forward-looking statements include, but are not limited to, statements regarding future changes in interest rates, housing, and prepayment rates; future loan originations and production; future loan delinquencies, defaults and forbearances; future investment and hedge expenses; future investment strategies, future mortgage servicing rights sales; future private label securitization activity; run-rate return potential and targeted returns on equity; future dividends; future earnings and return on equity as well as other business and financial expectations. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: interest rate changes; changes in mortgage and credit spreads; changes in macroeconomic, consumer and real estate market conditions; changes in housing prices, housing sales and real estate values; rising homeownership costs negatively impacting housing affordability; compliance with changing federal, state and local laws and regulations that govern its business; the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets; the degree and nature of the Company’s competition; the availability of, and level of competition for, attractive risk adjusted investment opportunities in mortgage loans and mortgage related assets that satisfy the Company’s investment objectives; the concentration of credit risks to which the Company is exposed; the Company’s dependence on and potential conflicts with its manager, servicer and their affiliates; the Company’s ability to mitigate cybersecurity risks, cyber incidents and technology disruptions; the development of artificial intelligence; the availability, terms and deployment of short term and long term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; the Company’s engagement in private loan securitizations; the Company’s ability to complete private label securitizations on anticipated terms and timelines, including securitizations of non-qualified mortgage loans and other new loan products; the performance of the investments the Company retains from its private label securitizations; the Company’s substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; the Company’s exposure to risks of loss and disruptions in operations from severe weather events, man-made or other natural conditions, including climate change and pandemics; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, defaults and forbearances and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage backed securities or other investments in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage backed securities or relating to the Company’s mortgage servicing rights and other investments; the Company’s ability to complete pending and potential sales of mortgage servicing rights on anticipated terms and timelines, and to redeploy the resulting proceeds into investments that achieve the anticipated returns; risks associated with the discontinuation of LIBOR; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the accuracy or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations, and the assumptions underlying its run-rate return potential and targeted returns on equity; the Company’s ability to maintain appropriate internal control over financial reporting; the Company’s ability to detect misconduct and fraud; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; regulatory or other changes that impact government agencies or government sponsored entities, or such changes that increase the cost of doing business with such agencies or entities; federal and state mortgage regulations and enforcement; changes in government support of homeownership and affordability programs; changes in the Company’s investment objectives or investment or operational strategies; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; changes in the Company’s dividend policy, including any reduction in the amount of its common share dividend; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

This release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”), such as adjusted net income, adjusted net income attributable to common shareholders, adjusted earnings per share, annualized adjusted return on equity, income excluding market driven value changes and leverage ratios excluding non-recourse debt that provide a meaningful perspective on the Company’s business results since the Company utilizes this information to evaluate and manage the business. Non-GAAP disclosures have limitations as an analytical tool and should not be viewed as a substitute for financial information determined in accordance with GAAP.

Consolidated Statements of Operations

($ in millions, except per share amounts)

	3Q26	2Q26	1Q26	4Q25	3Q25	Y/Y
Revenue
Contractually specified servicing and other fees	144	149	151	155	156	(7)%
Realization of MSR cash flows	(85)	(100)	(107)	(104)	(89)	(5)%
Changes in fair value of MSRs due to changes in fair value inputs	210	19	46	26	(27)	N/M
Hedging results	(31)	(33)	(12)	(45)	(27)	13%
From PFSI--MSR recapture income	3	5	6	4	3	(12)%

Net loan servicing fees	242	40	84	37	15	N/M
Net gains on loans acquired for sale	5	15	23	7	15	(65)%
Loan origination fees	1	2	2	3	3	(57)%
Net gain (loss) on investments and financings	(162)	22	(23)	53	64	N/M
Interest income	314	304	276	248	230	37%
Interest expense	(364)	(311)	(280)	(255)	(228)	60%

Net interest income (expense)	(50)	(7)	(4)	(6)	2	N/M
Other income	(0)	(0)	(0)	0	0	N/M

Net investment income	36	73	82	94	99	(63)%
Expenses
Loan servicing fees	20	20	20	20	21	(3)%
Management fees	7	7	7	7	7	(2)%
Loan fulfillment fees	3	5	6	7	6	(48)%
Professional services	13	12	14	14	9	45%
Compensation	3	3	3	3	3	(7)%
Loan collection and liquidation	3	2	2	2	2	74%
Safekeeping	1	1	1	1	1	(23)%
Loan origination	0	0	0	0	1	(100)%
Other expenses	4	7	3	3	3	11%

Total expenses	53	56	55	57	52	1%
(Loss) income before provision for (benefit from) income taxes	(16)	17	27	36	47	N/M
Provision for (benefit from) income taxes	9	(14)	2	(16)	(11)	N/M

Net (loss) income	(25)	31	25	52	58	N/M

Dividends on preferred shares	10	10	10	10	10	0%

Net (loss) income attributable to common shareholders	(36)	20	14	42	48	N/M

Weighted average shares outstanding
Basic	87.2	87.2	87.1	87.0	87.0	0%
Diluted	87.2	87.2	87.1	87.0	87.0	0%
Earnings per share (EPS)
Basic EPS	$(0.41)	$0.23	$0.16	$0.48	$0.55	N/M
Diluted EPS	$(0.41)	$0.23	$0.16	$0.48	$0.55	N/M
Dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.40	0%

May not sum due to rounding

Non-GAAP Reconciliations

($ in millions, except per share amounts)

	3Q26	2Q26	1Q26	4Q25	3Q25
Net (loss) income	(25)	31	25	52	58
Market-driven value changes(1):
Net loan servicing fees	179	(14)	34	(19)	(54)
Net (loss) gain on investments	(173)	12	(34)	36	46
Interest income	(40)	(9)	(3)	(4)	7
Interest expense	(20)	(1)	4	7	2

Total market-driven value changes	(54)	(12)	1	20	1
Tax-related impacts	(12)	11	(4)	11	15

Adjusted net income	41	32	28	22	42
Dividends on preferred stock	(10)	(10)	(10)	(10)	(10)

Adjusted net income attributable to common shareholders	30	21	17	11	32
Diluted shares outstanding	87	87	87	87	87

Adjusted EPS	$0.35	$0.25	$0.20	$0.13	$0.37
Weighted average common equity	1,298	1,330	1,347	1,341	1,337
Annualized adjusted ROE	9%	6%	5%	3%	10%

May not sum due to rounding

(1)

Categorization of market-driven value changes or non-recurring impacts is based on management assessment; income excluding market-driven value changes does not represent REIT taxable income and is a non-GAAP figure.

Credit Sensitive Strategies Segment Profitability and Key Metrics

($ in millions)

Credit Sensitive Strategies Segment Contribution to Pretax Income

	3Q26	2Q26	1Q26	4Q25	3Q25	Y/Y
Mortgage-backed securities	(0)	(0)	0	0	(1)	(92)%
Loans at fair value	(54)	0	2	9	5	N/M
CRT investments	10	10	14	16	14	(27)%

Net (losses) gains on investments and financings	(44)	10	16	25	18	N/M
Interest income	24	22	19	18	21	13%
Interest expense	(21)	(20)	(19)	(19)	(20)	7%

Net interest income (expense)	3	1	1	(1)	1	112%
Net investment (loss) income	(42)	11	17	24	19	N/M
Loan servicing expenses	0	0	0	0	0	N/M
Loan collection and liquidation	0	0	0	0	0	N/M
Other expenses	0	0	0	0	0	N/M

Total expenses	0	0	0	0	0	N/M
Pretax (loss) income	(42)	11	16	24	19	N/M
Weighted average equity allocated	409	411	390	354	430	(5)%
Annualized ROE	(41)%	11%	17%	27%	17%	N/M

May not sum due to rounding

Credit Sensitive Strategies Segment Key Metrics

	3Q26	2Q26	1Q26	4Q25	3Q25	Y/Y
Organically-created CRT investments (at period end)
Fair value	878	938	962	998	1,019	(14)%
Underlying UPB	16,878	18,090	18,716	19,518	19,937	(15)%
60+ day delinquency rate	1.4%	1.2%	1.4%	1.5%	1.5%	(0.1)%
Weighted average current LTV	45.1%	45.4%	46.4%	46.2%	46.0%	(0.9)%
Private label securitization activity
Fair value of subordinate MBS held in VIE from PMT private label securitizations (at period end)	930	853	735	546	361	158%
Securitizations completed	8	6	8	8	4	100%
UPB of securitizations completed	2,875	2,182	2,838	2,796	1,472	95%
Retained credit sensitive investments	135	120	189	184	84	60%

May not sum due to rounding

Interest Rate Sensitive Strategies Segment Profitability and Key Metrics

($ in millions)

Interest Rate Sensitive Strategies Segment Contribution to Pretax Income

	3Q26	2Q26	1Q26	4Q25	3Q25	Y/Y
Servicing and other fees	144	149	151	155	156	(7)%
Realization of MSR cash flows	(85)	(100)	(107)	(104)	(89)	(5)%
Changes in fair value of MSRs due to changes in fair value inputs	210	19	46	26	(27)	N/M
Hedging results	(31)	(33)	(12)	(45)	(27)	13%
From PFSI–MSR recapture income	3	5	6	4	3	(12)%

Net loan servicing fees	242	40	84	37	15	1468%
Mortgage-backed securities	(167)	0	(33)	31	38	N/M
Loans at fair value	49	12	(6)	(3)	8	N/M

Net (losses) gains on investments and financings	(118)	12	(39)	28	47	N/M
Interest income	242	237	215	189	174	39%
Interest expense	(305)	(257)	(228)	(201)	(179)	70%

Net interest (expense)	(63)	(20)	(13)	(12)	(5)	1063%
Net investment income	61	32	31	53	57	8%
Loan servicing expenses	20	20	20	20	21	(3)%
Loan collection and liquidation	3	2	2	2	1	75%
Safekeeping	1	1	1	1	1	(18)%
Other expenses	1	1	1	1	1	119%

Total expenses	25	23	24	24	24	4%
Pretax income	36	9	8	28	32	11%
Weighted average equity allocated	1,197	1,187	1,198	1,189	1,154	4%
Annualized ROE	12%	3%	3%	10%	11%	1%

May not sum due to rounding

Interest Rate Sensitive Strategies Segment Key Metrics

	3Q26	2Q26	1Q26	4Q25	3Q25	Y/Y
MSR Portfolio (at period end)
Underlying UPB(1)	192,136	208,427	212,199	215,782	218,799	(12)%
Fair value	3,514	3,576	3,624	3,645	3,669	(4)%
Weighted average coupon	3.9%	3.9%	3.9%	3.9%	3.9%	—
Weighted average servicing fee	0.28%	0.28%	0.28%	0.28%	0.28%	—
MSR multiple	6.6x	6.2x	6.2x	6.1x	6.1x	0.5x
Fair value of MBS portfolio (at period end)	4,306	4,076	3,766	4,453	4,609	(7)%
Fair value of senior MBS held in VIE from PMT private label securitizations (at period end)	108	84	94	93	103	5%
Retained interest rate sensitive investments from private label securitizations	32	0	12	0	50	N/M

(1)	Owned MSR portfolio and excludes loans acquired for sale at fair value

Aggregation and Securitization Segment Profitability and Key Metrics

($ in millions)

Aggregation and Securitization Segment Contribution to Pretax Income

	3Q26	2Q26	1Q26	4Q25	3Q25	Y/Y
Net gains on loans acquired for sale	5	15	23	7	15	(65)%
Interest income	47	43	40	39	33	42%
Interest expense	(37)	(32)	(32)	(33)	(28)	32%

Net interest income	10	11	8	6	5	96%
Other income	1	2	2	3	3	(57)%
Net investment income	16	29	33	16	23	(30)%
Loan fulfillment expenses	3	5	6	7	6	(48)%
Professional services	11	9	11	11	7	64%
Safekeeping	0	0	0	0	0	(91)%
Loan origination fees	0	0	0	0	1	(100)%
Other expenses	0	3	0	0	0	(8)%

Total expenses	14	17	17	17	14	3%
Pretax income (loss)	2	11	16	(1)	9	(78)%
Weighted average equity allocated	178	215	201	200	176	2%
Annualized ROE	5%	21%	33%	(2)%	21%	(16)%

May not sum due to rounding

Aggregation and Securitization Segment Key Metrics

	3Q26	2Q26	1Q26	4Q25	3Q25	Y/Y
Interest rate locks (UPB)
Conventional Conforming	0	1,357	2,364	3,282	3,364	(100)%
Jumbo	730	1,239	1,107	700	1,036	(30)%
Non-QM	549	582	236	107	0	N/M

Total	1,279	3,177	3,706	4,088	4,399	(71)%
Acquisitions (UPB)
Conventional Conforming	52	1,371	2,062	2,903	2,786	(98)%
Jumbo	747	918	647	748	557	34%
Non-QM	400	276	88	32	0	N/M

Total	1,199	2,565	2,797	3,682	3,343	(64)%
PFSI loans acquired for inclusion in private label securitizations (UPB)	2,078	2,224	1,540	1,810	1,296	60%
Total UPB of loans acquired	3,276	4,789	4,336	5,493	4,639	(29)%

May not sum due to rounding

Corporate Profitability

($ in millions)

	3Q26	2Q26	1Q26	4Q25	3Q25	Y/Y
Interest income	2	3	3	2	2	(16)%
Interest expense	(1)	(2)	(2)	(1)	(1)	(2)%

Net interest income	1	0	1	1	1	(36)%
Net investment income	1	0	1	1	1	(36)%
Management fees	7	7	7	7	7	(2)%
Professional services	2	2	3	3	2	(15)%
Compensation	3	3	3	3	3	(7)%
Other expenses	2	2	2	2	3	(12)%

Total expenses	13	15	15	16	14	(7)%
Pretax loss	(13)	(15)	(14)	(15)	(13)	(4)%
Weighted average equity allocated	55	58	101	139	119	(54)%
Annualized ROE(1)	(3)%	(3)%	(3)%	(3)%	(3)%	—

May not sum due to rounding

(1)	Calculated as a percentage of total equity

Consolidated Balance Sheets

($ in millions)

	9/30/26	6/30/26	3/31/26	12/31/25	9/30/25	Y/Y
Assets
Cash	161	225	214	272	263	(39)%
Short-term investments	149	196	188	191	181	(18)%
Mortgage-backed securities at fair value	4,306	4,076	3,766	4,453	4,609	(7)%
Loans held for sale at fair value	2,871	3,195	2,350	2,699	2,421	19%
Loans held for investment at fair value	14,401	12,458	10,868	8,533	5,983	141%
Derivative assets	59	49	55	56	58	0%
Deposits securing credit risk transfer arrangements	887	948	970	1,009	1,033	(14)%
Mortgage servicing rights	3,514	3,576	3,624	3,645	3,669	(4)%
Servicing advances	62	64	79	97	62	1%
Other assets	444	306	390	393	246	80%

Total assets	26,854	25,094	22,503	21,347	18,526	45%
Liabilities
Assets sold under agreements to repurchase	8,382	8,395	7,301	8,019	7,708	9%
Notes payable secured by credit risk transfer and mortgage servicing assets	2,503	2,481	2,397	2,258	2,249	11%
Unsecured senior notes	686	685	685	1,028	877	(22)%
Asset-backed financings of variable interest entities at fair value	13,146	11,359	9,904	7,789	5,440	142%
Interest-only security payable at fair value	35	34	34	38	37	(5)%
Derivative and credit risk transfer strip liabilities at fair value	28	10	27	9	12	128%
Other liabilities	291	275	289	318	325	(10)%

Total liabilities	25,071	23,240	20,636	19,460	16,646	51%
Shareholders’ equity
Preferred shares of beneficial interest	541	541	541	541	541	—
Common shares of beneficial interest	1	1	1	1	1	0%
Additional paid-in capital	1,930	1,929	1,928	1,928	1,927	0%
Accumulated deficit	(689)	(618)	(604)	(583)	(590)	17%

Total shareholders’ equity	1,783	1,853	1,867	1,887	1,879	(5)%

May not sum due to rounding

Capital and Liquidity

($ in millions)

	3Q26	2Q26	1Q26	4Q25	3Q25	Y/Y
Liquidity
Cash and short-term investments	310	421	402	462	445	(30)%
Amounts available to draw on facilities with collateral pledged	214	96	210	418	328	(35)%

Total liquidity	524	517	611	880	772	(32)%
Capital
Total equity	1,783	1,853	1,867	1,887	1,879	(5)%
Assets sold under agreements to repurchase	8,382	8,395	7,301	8,019	7,708	9%

Total funding debt	8,382	8,395	7,301	8,019	7,708	9%
Notes payable secured by CRT arrangements and MSRs	2,503	2,481	2,397	2,258	2,249	11%
Unsecured debt	686	685	685	1,028	877	(22)%

Total non-funding debt	3,190	3,166	3,081	3,286	3,125	2%
Total debt outstanding	24,752	22,955	20,319	19,132	16,309	52%
Total debt outstanding excluding non-recourse debt	11,572	11,562	10,382	11,305	10,833	7%
Total assets	26,854	25,094	22,503	21,347	18,526	45%
(-) Adjustments for VIE financing	13,186	11,398	9,942	7,833	5,485	140%

Adjusted assets	13,668	13,695	12,561	13,514	13,040	5%
Capital ratios
Total debt / equity	13.9x	12.4x	10.9x	10.1x	8.7x	5.2x
Total debt excluding non-recourse debt / equity	6.5x	6.2x	5.6x	6.0x	5.8x	0.7x
Total equity / adjusted assets	13.0%	13.5%	14.9%	14.0%	14.4%	(1.4)%

May not sum due to rounding